Exhibit a.4

SMITH BREEDEN SERIES FUND

Amendment No. 6

to

Agreement and Declaration of Trust

The undersigned, being at least a majority of the Trustees of Smith Breeden Series Fund, hereby amend the Agreement and Declaration of Trust of said Trust by deleting therefrom the first sentence of Section 5.11 of Article V, and substituting therefore the following:

“Without limiting the authority of the Trustees set forth in Section 5.1, inter alia, to establish and designate any further Series or classes or to modify the rights and preferences of any Series, it is hereby confirmed that the Trust consists of one Class of the Shares of the Trust designated as shares of the following two Series: Smith Breeden Short Duration U.S. Government Fund (formerly the Smith Breeden Short Duration U.S. Government Series) and the Smith Breeden Intermediate Duration U.S. Government Fund (formerly the Smith Breeden Intermediate Duration U.S. Government Series).”

WITNESS our hands set hereto as of this 10th day of July, 1997.

/s/ Douglas T. Breeden	July 10, 1997
Douglas T. Breeden

/s/ Michael J. Giarla	July 10, 1997
Michael J. Giarla

/s/ Stephen M. Schaefer	July 10, 1997
Stephen M. Schaefer

/s/ Myron S. Scholes	July 10, 1997
Myron S. Scholes

/s/ William F. Sharpe	July 10, 1997
William F. Sharpe